Exhibit 99.2(K)(ii)(a)

July 1, 2016

Voya Senior Income Fund
7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona  85258

Re:                             Reduction in Fee Payable under the Second Amended and Restated Service and Distribution Plan for Class B Shares

Ladies and Gentlemen:

Voya Investments Distributor, LLC (“VID”), hereby waives the service fee of 0.25% of the average daily net assets payable to VID under the Second Amended and Restated Service and Distribution Plan (the “Plan”) for Class B Shares of Voya Senior Income Fund, as if the service fee specified in the Plan were 0.00%.

By this letter, we agree to waive that fee for the period from July 1, 2016 through July 1, 2017.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Senior Income Fund.

Sincerely,

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
Voya Investments Distributor, LLC

Agreed and Accepted:

Voya Senior Income Fund

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President